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                                                                  EXHIBIT 4.1
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                     MISSISSIPPI VALLEY BANCSHARES, INC.
                 2002 STOCK OPTION PLAN (FIVE-YEAR OPTIONS)

         1.  Purpose of Plan: The purpose of this 2002 Stock Option Plan
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(Five-Year Options) (the "Plan") is to aid Mississippi Valley Bancshares,
Inc. (the "Company") and its subsidiaries to secure and retain officers and to align the interests of such officers with the interests of the Company's stockholders by making it possible to offer them an increased incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company (including its subsidiaries) and increase their efforts for its welfare.

         2.  Granting of Options: The Compensation and Employee Benefits
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Committee ("Committee") of the Company's Board of Directors ("Board") may
from time to time grant options to purchase shares of the Company's common stock ("Shares") to officers of the Company or any of its subsidiaries pursuant to this Plan. In granting options, the Committee may consider the recommendations of the Company's Chairman and the chief executive officers of the Company's subsidiaries. No member of the Committee shall be eligible to participate in the decision to grant options under this Plan if such member has been granted or awarded equity securities of the Company under this Plan or any other plan of the Company during the one-year period before the commencement of such member's service on the Committee or during such service.

         The total number of Shares that may be optioned under the Plan from time to time is 500,000. Shares optioned may consist, in whole or in part, of unissued Shares or reacquired Shares. If any Shares that are subject to an option that terminates prior to exercise in full, such Shares may again be optioned under the Plan and for the purpose of this Section 2 shall not be considered as having been theretofore optioned. The foregoing number of Shares may be increased or decreased by events stated in Section 4.

         No option may be granted under the Plan before the latter of the date on which the Plan is adopted by the Board or the date on which the Plan is approved by the Company's stockholders or after December 31, 2011, unless the Plan is extended, but options theretofore granted may extend beyond that date. No option holder ("Participant") shall have any rights of a stockholder as to Shares under option until such Shares shall have been issued to the Participant upon due exercise of the option.

         3.  Terms of Options: The terms of each option  granted  under the
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Plan shall be as determined from time to time by the Committee, consistent however, with the following:

             (a) The option price shall be not less than the last sale price of the Shares as reported on the NASDAQ National Market System on the date the option is granted. Payment in full in cash shall be made for all Shares purchased.

             (b) No option shall be exercisable after five years from the date it is granted, except as provided in subparagraph (e).



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             (c)  Each option shall be for a maximum of 15,000 Shares and shall not vest earlier than at the rate of 25% of the total number of Shares subject to the option for each full year elapsed since the date the option is granted, subject to acceleration in the event of a change in control of the Company.

             (d) The option shall not be transferable by the Participant otherwise than by will or by laws of descent and distribution, and except as provided in subparagraph (e) the option shall be exercisable only by the Participant and only during the period of the Participant's employment by the Company or any of its subsidiaries.

             (e) In the event of the death of the Participant or the termination of the Participant's employment by reason of disability or incapacity, then to the extent that the Option was vested and exercisable on the date of the Participant's death or of such termination of employment, it may be exercised by the Participant's personal representative, conservator (if any) or guardian (if any), respectively, for a period of ninety days following the date of the Participant's death or of such termination of employment, even if the option would otherwise have expired during such ninety-day period.

             (f) The option agreements authorized under the Plan shall contain such other provisions and restrictions as the Committee shall deem advisable.

             (g) The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any of its business or assets.

         4.  Stock Adjustment: In the event of any stock dividend on,
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split-up or combination of, or other change in, the Company's common stock, then the number or kind of Shares available for option under the Plan or subject to an option thereunder shall be correspondingly added to, increased, diminished or changed, without increase or decrease in the aggregate purchase price of all Shares subject to option before and after such change.

         5.  Administration of Plan: The Committee shall have the power to
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interpret the Plan, and to make rules for carrying it out. It shall have no power (without the consent of the Participant) to change the terms and conditions of any option except to the extent, if any, provided in such option. The Board or the Executive Committee of the Board may amend, suspend or terminate the Plan at any time. No such amendment, suspension or termination shall affect options then in effect without the consent of the Participant or reduce the exercise price of options then in effect except as provided in paragraph 4, above.

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